Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Brocade Communications Systems, Inc.:
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated January 9, 2007, with respect to the consolidated balance sheets of Brocade Communications Systems, Inc. and subsidiaries as of October 28, 2006 and October 29, 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended October 28, 2006, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of October 28, 2006 and the effectiveness of internal control over financial reporting as of October 28, 2006, which reports appear in the October 28, 2006 annual report on Form 10-K of Brocade Communications Systems, Inc. and to the reference to our firm under the heading “Experts” in the Registration Statement.
Our report dated January 9, 2007 on the consolidated financial statements contains an explanatory paragraph stating that Brocade Communications Systems, Inc. and subsidiaries adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payments.
/s/ KPMG
Mountain View, California
May 14, 2007